Exhibit 99.1

March 24, 2011

Re: Suspension of Nationwide Health Properties, Inc. Dividend Reinvestment and Stock Purchase Plan

Dear Shareholder:

This notice is being sent to the attention of the participants in the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) for the Common Stock of Nationwide Health Properties, Inc. (“NHP”). We are writing to inform you that the Plan has been suspended in accordance with its terms effective March 31, 2011.

As a result of the suspension of the Plan, no cash dividends will be reinvested in additional shares of Common Stock after March 31, 2011. The shares of Common Stock of NHP in your account will continue to be held in “book-entry” form on the Administrator’s records as transfer agent for NHP. You may request stock certificates for all or a portion of your shares at any time by sending notice to the Administrator. You may also request that the Administrator sell all or a portion of your shares in the open market and send the net proceeds to you (after deducting a service charge of $15.00 and trading fees of $0.12 per share).

If you have any questions, want more information about your account, or want to request that the Administrator send you stock certificates or sell your shares, you may log into your account online at www.bnymellon.com/shareowner/equityaccess, call the Administrator at 1-866-248-4020 or send a written inquiry to the Administrator at the following address:

BNY Mellon Shareowner Services
P.O. Box 358035
Pittsburgh, PA 15252-8035

Sincerely,

        /s/ Abdo H. Khoury
Abdo H. Khoury
Executive Vice President and
Chief Financial & Portfolio Officer